P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Tyler Wilcox
January 16, 2026		President and CEO
(740) 373-7723

PEOPLES BANCORP INC. ANNOUNCES RETIREMENT OF DOUGLAS V. WYATT; RON J. MAJKA APPOINTED CHIEF COMMERCIAL BANKING OFFICER
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MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples") (NASDAQ: PEBO) today announced that Douglas V. Wyatt will retire from his positions with Peoples and its banking subsidiary, Peoples Bank, effective April 3, 2026. Mr. Wyatt has served as Executive Vice President, Chief Commercial Banking Officer, of Peoples and Peoples Bank since 2017. With the notification of Mr. Wyatt’s retirement, each of the Peoples Board of Directors and the Peoples Bank Board of Directors has appointed Ron J. Majka to serve in the position of Executive Vice President, Chief Commercial Banking Officer, of Peoples and Peoples Bank, respectively, in each case effective April 4, 2026.
“On behalf of all the associates of Peoples, I want to thank Doug for his hard work and outstanding leadership over these past eight years,” said Tyler Wilcox, Peoples’ President and Chief Executive Officer. “He led our commercial banking business through significant changes and has been instrumental in Peoples’ growth over his tenure. We wish him all the best in his retirement.”

Commenting on the succession of Mr. Majka to the Chief Commercial Banking Officer position, Mr. Wilcox said, “I am delighted that Ron will be joining our executive management team. He will bring a tremendous amount of knowledge and experience to the position, and he has proven himself to be an excellent leader and manager in his prior commercial banking roles.”

Mr. Majka has nearly 30 years of experience in the financial services industry and an extensive background in commercial banking. He joined Peoples Bank in September of 2025 as Executive Vice President – Commercial Banking, as part of Peoples’ succession planning process. In this transitional role, he has assisted with Peoples’ commercial line of business efforts, working closely with Mr. Wyatt.
Prior to joining Peoples Bank, Mr. Majka served as Head of Upper Middle Market Banking, for Huntington National Bank (“Huntington”) in Cleveland, Ohio, since January 2022. In that role, he led commercial business development and market expansion efforts in the upper middle market sector across eight Midwest states. Prior to that, Mr. Majka served as Head of Loan Syndications for Huntington from 2017 to 2021, and as Head of Loan Syndications for FirstMerit Bank (prior to its merger with Huntington) from 2011 to 2017. From 2008 to 2011, Mr. Majka served as Senior Vice President, Head of Commercial Banking, for Liberty Bank, in Beachwood, Ohio, and from 1996 to 2008, he worked in various commercial banking and capital markets roles for National City Bank in Cleveland, Ohio. Mr. Majka earned his Master of Business Administration degree from Case Western Reserve University and his Bachelor of Science in Business Administration degree from The Ohio State University.

Peoples is a diversified financial services holding company that makes available a complete line of banking, trust and investment, insurance, premium financing and equipment leasing solutions through its subsidiaries. Peoples has been headquartered in Marietta, Ohio, since 1902 and has an established heritage of financial stability, growth and community impact. As of September 30, 2025, Peoples had $9.6 billion in total assets, 145 locations, including 127 full-service bank branches in Ohio, Kentucky, West Virginia, Virginia, Washington D.C., and Maryland.

Peoples is a member of the Russell 3000 index of U.S. publicly-traded companies. Peoples offers services through Peoples Bank (which includes the divisions of Peoples Investment Services, Peoples Premium Finance and North Star Leasing), Peoples Insurance Agency, LLC, and Vantage Financial, LLC.

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